EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-92283, 333-60062, and 333-114645 of Duke Capital LLC (formerly known as Duke Capital Corporation) on Form S-3, of our report dated March 10, 2006 (March 31, 2006 as to the financial statement schedule listed in the Index at Item 15), relating to the financial statements and financial statement schedule of Duke Energy Field Services, LLC as of and for the year ended December 31, 2005 appearing in this Annual Report on Form 10-K/A of Duke Capital LLC for the year ended December 31, 2005.

DELOITTE & TOUCHE LLP
Denver, Colorado March 31, 2006